CORRECTION - Liberator Medical Holdings, Inc.

STUART, FL -- (Marketwired) -- 05/16/14 -- In the news release, "Liberator Medical Reports Revenue of $17.6 Million for Its Fiscal Second Quarter Ended March 31, 2014," issued yesterday by Liberator Medical Holdings, Inc. (NYSE MKT: LBMH), we are advised by the company that the financial results mentioned in the first paragraph should be for the "second quarter ended March 31, 2014" rather than the "first quarter ended December 31, 2013" as originally issued. Complete corrected text follows.

Liberator Medical Reports Revenue of $17.6 Million for Its Fiscal Second Quarter Ended March 31, 2014

The Company Reports Net Income of $1.6 Million, or $0.03 per share, for the Quarter

STUART, FL -- May 15, 2014 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) today announced the financial results for its fiscal second quarter ended March 31, 2014. Financial highlights are summarized below:

Dollars in thousands	Q2 FY2014	Q2 FY2013	Change

Net sales	$17,619	$16,734	5.3%

Operating income	2,597	2,358	10.1%

Net income	$1,613	$1,420	13.6%

Net sales for the three months ended March 31, 2014, increased by $885,000, or 5.3%, to $17,619,000, compared with net sales of $16,734,000 for the three months ended March 31, 2013. Net sales for the six months ended March 31, 2014, increased by $1,971,000, or 5.7%, to $36,256,000, compared with net sales of $34,285,000 for the six months ended March 31, 2013. The increase in net sales was primarily due to our continued emphasis on our direct response advertising campaign to acquire new customers and our emphasis on customer service to maximize the reorder rates for our recurring customer base.

Income from operations for the three months ended March 31, 2014, increased by $239,000, or 10.1%, to $2,597,000, compared with the three months ended March 31, 2013. For the six months ended March 31, 2014, income from operations increased by $1,481,000, or 32.1%, to $6,097,000, compared with the six months ended March 31, 2013. The increase in operating income is primarily attributed to increased gross profits driven by our increased sales volumes as well as a reduction as a percentage of sales in payroll and bad debts expense, partially offset by an increase in general and administrative expenses.

Net income for the second quarter of fiscal year 2014 was $1,613,000 or $0.03 per diluted share, compared with net income of $1,420,000, or $0.03 per diluted share, for the second quarter of fiscal year 2013. Net income for the six months ended March 31, 2014 was $3,733,000 or $0.07 per diluted share, compared with net income of $2,772,000, or $0.05 per diluted share, for the six months ended March 31, 2013.

The Company had cash of $9,573,000 at March 31, 2014, compared with cash of $12,453,000 at September 30, 2013, a decrease of $2,880,000. The decrease in cash for the six months ended March 31, 2014, is primarily attributable to $3,411,000 used for taxes, $944,000 of which will be applied to future periods, dividend payments of $3,141,000 and $2,090,000 in increased advertising expenditures.

Mark Libratore, the Company's President and CEO, commented, "In the second quarter we encountered our normal seasonal sales weakness associated with the renewal of calendar year deductibles, continued delayed payments due to Medicare's industry wide auditing of medical supply claims and a significant increase in income tax payments. I am pleased to report that Liberator achieved positive revenue and operating margin growth in our fiscal second quarter.

"As we have done from time-to-time we have taken the opportunity to pulse our advertising expenditures. It is our intent to utilize excess cash to grow our customer base. Our experience has demonstrated the benefit over time of our advertising expenditures including, but not limited to the invaluable insights we gain. We will continue to manage our advertising expenditures to balance growth and cash flow to maximize the return realized by our shareholders."

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions . Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2014 (unaudited) and September 30, 2013
(In thousands, except dollar per share amounts)

	March 31,	September 30,
	2014	2013
Assets
Current Assets:
Cash	$9,573	$12,453
Accounts receivable, net of allowances of $4,659 and $4,502, respectively	9,147	7,836
Inventory, net of allowance for obsolete inventory of $327 and $308, respectively	2,346	2,187
Prepaid income taxes	944	—
Deferred tax assets	2,131	2,067
Prepaid and other current assets	521	219
Total Current Assets	24,662	24,762
Property and equipment, net of accumulated depreciation of $3,776 and $3,492, respectively	845	1,044
Deferred advertising, net	25,070	22,705
Intangible assets, net of accumulated amortization of $223 and $169, respectively	478	414
Other assets	178	174
Total Assets	$51,233	$49,099

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,740	$4,915
Accrued liabilities	1,499	1,354
Dividends payable	1,584	1,569
Income tax payable	181	1,195
Other current liabilities	85	111
Total Current Liabilities	9,089	9,144
Deferred tax liabilities	9,338	8,561
Credit line facility	1,500	1,500
Other long-term liabilities	32	63
Total Liabilities	19,959	19,268

Stockholders’ Equity:
Common stock, $0.001 par value, 200,000 shares authorized, 53,168 and 52,637 shares issued, respectively; 52,814 and 52,283 shares outstanding at March 31, 2014, and September 30, 2013, respectively	53	53
Additional paid-in capital	35,977	35,111
Accumulated deficit	(4,276)	(4,853)
Treasury stock, at cost; 354 shares at March 31, 2014, and September 30, 2013	(480)	(480)
Total Stockholders’ Equity	31,274	29,831
Total Liabilities and Stockholders’ Equity	$51,233	$49,099

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2014 and 2013
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,

	2014	2013	2014	2013

Net Sales	$17,619	$16,734	$36,256	$34,285

Cost of Sales	6,611	6,000	13,493	12,574

Gross Profit	11,008	10,734	22,763	21,711

Operating Expenses
Payroll, taxes and benefits	3,681	3,666	7,338	7,509
Advertising	2,371	2,269	4,697	4,471
Bad debts	818	1,167	1,642	2,445
Depreciation and amortization	168	174	339	338
General and administrative	1,373	1,100	2,650	2,332
Total Operating Expenses	8,411	8,376	16,666	17,095

Income from Operations	2,597	2,358	6,097	4,616

Other Expenses	(13)	(21)	(26)	(42)

Income before Income Taxes	2,584	2,337	6,071	4,574

Provision for Income Taxes	971	917	2,338	1,802

Net Income	$1,613	$1,420	$3,733	$2,772

Basic earnings per share:
Weighted average shares outstanding	52,578	48,177	52,467	48,162
Earnings per share	$0.03	$0.03	$0.07	$0.06

Diluted earnings per share:
Weighted average shares outstanding	53,602	52,277	53,450	52,214
Earnings per share	$0.03	$0.03	$0.07	$0.05

Dividends declared per common share	$0.03	—	$0.06	—

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the six months ended March 31, 2014 and 2013
(Unaudited)
(in thousands)

	Six Months Ended
	March 31,
	2014	2013
Cash flow from operating activities:
Net Income	$3,733	$2,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,003	4,708
Equity based compensation	164	47
Provision for doubtful accounts and contractual adjustments	1,804	2,479
Deferred income taxes	713	1,476
Reserve for inventory obsolescence	19	103
Changes in operating assets and liabilities:
Accounts receivable	(3,114)	(948)
Deferred advertising	(7,030)	(4,940)
Inventory	(142)	227
Other assets	(284)	(164)
Income taxes prepaid and payable	(1,958)	260
Accounts payable	824	(2,084)
Accrued liabilities	109	135
Other liabilities	(15)	(1)
Net Cash Flow Provided by (Used in) Operating Activities	(174)	4,070

Cash flow from investing activities:
Purchase of property and equipment	(75)	(347)
Proceeds from sale of property and equipment	4	—
Acquisition of business	(134)	—
Net Cash Flow Used in Investing Activities	(205)	(347)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	—	42
Proceeds from exercise of stock options and warrants	531	—
Cash dividends paid	(3,141)	—
Costs associated with credit line facility	(21)	(21)
Income tax benefit related to exercise of stock options	171	—
Payments of capital lease obligations	(41)	(35)
Net Cash Flow Used in Financing Activities	(2,501)	(14)

Net increase (decrease) in cash	(2,880)	3,709

Cash at beginning of period	12,453	3,326
Cash at end of period	$9,573	$7,035

Supplemental disclosure of cash flow information:
Cash paid for interest	$27	$42
Cash paid for income taxes	$3,411	$47

Supplemental schedule of non-cash financing activities:
Cash dividends declared, but not yet paid	$1,584	$—

See accompanying notes to unaudited condensed consolidated financial statements

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

ld@littlebanc.com

www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released May 16, 2014